Exhibit 10.4
BRIXMOR PROPERTY GROUP INC.
RESTRICTED STOCK UNIT AGREEMENT
(TRSUs, PRSUs, and OPRSUs)
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the Effective Date set forth in the Award Certificate attached hereto (the “Award Certificate”) is made by and between Brixmor Property Group Inc. (together with its Subsidiaries and any successors thereto, the “Company”) and the Participant set forth in the Award Certificate. The Award Certificate is included with and made part of this Agreement. In this Agreement and each Award Certificate, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan, except as herein defined.

1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Achievement Percentage” means the “Percentage of Award Earned” specified with respect to the threshold, target, above target and maximum levels for each Performance Component set forth in the Award Certificate, or a percentage determined using linear interpolation if actual performance falls between any two specified levels. In the event that actual performance does not meet the lowest level for any Performance Component (i.e., the threshold level), the “Achievement Percentage” with respect to such Performance Component shall be zero.
(b)“Award” means the award(s) as set forth in the Award Certificate.

(c)“Award Certificate” means the certificate attached to this Agreement specifying the Participant, Effective Date, the Award, the applicable Performance Periods, and the applicable Performance Components for the Award.

(d)“Board” means the Board of Directors of Brixmor Property Group Inc.

(e)“Brixmor TSR” means the compound annual growth rate, expressed as a percentage and rounded to the nearest one decimal point, in the value of a share of Common Stock due to stock appreciation and dividends, assuming dividends are reinvested in Common Stock, over the Performance Period. For this purpose, the “Beginning Stock Price” means the price per share of Common Stock set forth in the Award Certificate (which is the closing price of the Common Stock on the NYSE as of the last trading day before the beginning of the Performance Period), and the “Ending Stock Price” shall be the closing sales price of the Common Stock on the last trading day of the Performance Period.

(f)“CAGR of [FFO Per Share]” means the compounded annual growth rate, expressed as a percentage and rounded to the nearest one decimal point, in the [NAREIT FFO Per Share] over the Performance Period, as reported in the Supplemental Disclosure Package. For this purpose, the “Beginning [FFO Per Share]” means the [NAREIT FFO Per Share] determined with respect to the calendar year that ends immediately prior to the beginning of the Performance Period, and the “Ending [FFO Per Share]” means the [NAREIT FFO] Per Share determined with respect to the calendar year that ends on the last day of the Performance Period.

(g)“[CAGR of Same Property NOI]” means the compounded annual growth rate, expressed as a percentage and rounded down to the nearest two decimal points, in [Same Property NOI] over the Performance Period, as reported in the Supplemental Disclosure Package. For this purpose, the “Beginning [Same Property NOI]” means an index value of 100, and the “Ending [Same Property NOI]” means the index value of 100, multiplied by the reported [same property NOI] growth rate in each year of the performance period.

(h)“Common Stock” means the common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(i)“Determination Date” means for any Performance Period, the date on which the Committee determines the total number of Earned PRSUs, if any, and the total number of Earned OPRSUs, if any, with respect to such Performance Period.

(j)“End Date” means the applicable End Date with respect to an Award, as set forth in the Award Certificate.

(k)“Effective Date” means the Effective Date set forth in the Award Certificate.

(l)“Fully Diluted Shares” means the fully diluted share count of the Company, as reported in the Supplemental Disclosure Package for the most recent fiscal quarter, including for the avoidance of doubt, the number of outstanding OP Units not owned by the Company, if any.

(m)“[Nareit FFO” has the meaning set forth in the Supplemental Disclosure Package and shall be calculated in accordance therewith; provided, however, said amount shall be adjusted for (i) non-cash GAAP rental adjustments and (ii) items that impact FFO comparability].

(n)[“Nareit FFO Per Share” means the per share amount obtained by dividing the NAREIT FFO by the Fully Diluted Shares.]

(o)“OPRSU” or “Outperformance Restricted Stock Unit” means a time-based restricted stock unit that may be granted pursuant to the Plan based on performance over the applicable Performance Period.

(p)“Participant” means the Eligible Person whose name is set forth in the Award Certificate.

(q)“Performance Component” means the performance criteria applicable to the Award, as set forth in the Award Certificate.

(r)“Performance Period” means the applicable period set forth in the Award Certificate.

(s)“Plan” means the Brixmor Property Group Inc. 2022 Omnibus Incentive Plan, as amended from time to time.

(t)“PRSU” or “Performance Restricted Stock Unit” means a performance-based restricted stock unit granted hereunder pursuant to the Plan.

(u)“Qualifying Termination” means a termination of the Participant’s Employment (v) by the Company without Cause or while the Participant has a Disability (as such terms are defined in the Plan), (w) if the Participant’s written employment agreement with the Company (or any Affiliate) in effect as of the date of this Agreement includes a definition of “good reason” or “constructive termination,” by the Participant for “good reason” or “constructive termination” (as defined in such written employment agreement) (even if such employment agreement is as of the date of such event no longer in effect), (x) which is a Retirement, (y) resulting from the Participant’s death or (z) if the Participant’s written employment agreement with the Company (or any Affiliate) in effect as of the date of this Agreement is not renewed. In addition, (i) for purposes of the TRSUs, Retirement shall only constitute a Qualifying Termination if the Retirement occurs on a date that is a minimum of six (6) months following the Effective Date of this Award, (ii) for purposes of the OPRSUs, Retirement shall not constitute a Qualifying Termination and (iii) Retirement shall constitute a Qualifying Termination with respect to PRSUs.

(v)“Relative TSR Percentile” means the percentile ranking of the Brixmor TSR over the Performance Period relative to the total shareholder return of the constituent companies in the FTSE Nareit Equity Shopping Centers Index (or any successor or replacement index thereto or therefor) (the “Index”) over the Performance Period (calculated in a manner consistent with the calculation of the Brixmor TSR pursuant to this Agreement). For purposes hereof, to the extent any constituent company in the Index is listed more than once due to that constituent company having multiple classes of stock included within the Index, only the class of stock most similar to a regular voting common stock shall be deemed to be included in the Index and any other classes of stock of that constituent company shall be deemed excluded from the Index in making the above determination. In addition, only those constituent companies that were included within the Index at the start of the performance period and remained publicly traded throughout the performance period shall be deemed included in the Index in making the above determination.
(w)“Relative Weighting” means, in respect of any Performance Component, the “Relative Weighting” set forth for such Performance Component in the Award Certificate.

(x)“RSU” or “Restricted Stock Unit” means a TRSU, PRSU, or OPRSU, either individually or in the aggregate, as the context may require.

(y) “Retirement” means the Participant’s Termination of Employment with the Company, other than for Cause, following the date on which (i) the sum of the following equals or exceeds [65] years: (A) the number of years of the Participant’s Employment with the Company and any predecessor company, and (B) the Participant’s age on the Termination Date, (ii) the Participant has attained the age of [55] years old, and (iii) the number of years of the Participant’s Employment with the Company and any predecessor company is at least [five (5)]. Notwithstanding the foregoing and the definition of Termination of Employment, for purposes of this Agreement and this definition of Retirement, Retirement shall not include a Participant’s resignation from the Company when such resignation is given in connection with the Participant’s prior acceptance (or planned or contemplated acceptance) of an employment or consulting position or arrangement with another person or company.

(z)[“Same Property NOI” has the meaning set forth in the Company’s Supplemental Disclosure Package and shall be calculated in accordance therewith.]

(aa)“Supplemental Disclosure Package” means the supplemental disclosure materials the Company publicly files for each quarter.

(ab)“Target PRSUs” means the number of “Target PRSUs” set forth in the Award Certificate with respect to the PRSUs.

(ac)“Termination Date” means the effective date of a Termination of Employment for any reason.

(ad)“Termination of Employment” means a “separation from service” of the Participant from the Company, as defined under Section 409A.

(ae) “TRSU” or “Time Restricted Stock Unit” means a time-based restricted stock unit granted hereunder pursuant to the Plan.

2.Grant of Awards; Calculation of Awards.

(a)Grant of Awards.

(i)The Company hereby grants to the Participant a number of TRSUs under the Award equal to the number of TRSUs set forth in the Award Certificate, which TRSUs shall be subject to the satisfaction of the service vesting conditions set forth in the Award Certificate and herein. The Participant may also be granted a multiple of the TRSUs granted under the Award (in the form of OPRSUs), as of the Determination Date, as provided for in Section 2(c).

(ii)The Company hereby grants to the Participant the opportunity to earn a number of PRSUs under the Award equal to the ranges set forth in the Award Certificate (with a threshold, target, above target, and maximum number of PRSUs for the Award). The actual number of PRSUs earned under the Award (the “Earned PRSUs”) shall be determined pursuant to Section 2(b), and further, the Earned PRSUs shall be subject to the satisfaction of the service vesting conditions set forth in the Award Certificate and herein.

(b)Calculation of Number of Earned PRSUs. Following the last day of the Performance Period applicable to the PRSUs:

(i)The total number of Earned PRSUs under the Award shall be calculated by the Committee with respect to the Performance Component. The total number of Earned PRSUs shall be equal to the product of (A) the number of Target PRSUs for the Performance Component, multiplied by (B) the Achievement Percentage for the Performance Component. In the event that the Company’s actual performance does not meet the threshold level for the Performance Component, no PRSUs shall be earned in respect of the Performance Component. The total number of Earned PRSUs shall in no event exceed the number of Maximum PRSUs set forth in the Award Certificate;

provided, however, that notwithstanding the foregoing, in the event that the Brixmor TSR for the Performance Period is less than zero (i.e., is negative), then the total number of Earned PRSUs shall in no event exceed the number of Target PRSUs set forth in the Award Certificate. All PRSUs that do not become Earned PRSUs shall be forfeited automatically and without further action as of the Determination Date.

(ii)The foregoing calculation shall be made no later than 75 days following the End Date, at which time the Company shall notify the Participant of the total number of Earned PRSUs (rounded down to the nearest whole PRSU).

(c)Calculation of Number of Earned OPRSUs. Following the last day of the Performance Period applicable to the OPRSUs:

(i)The total number of OPRSUs (“Earned OPRSUs”) that may be granted as of the Determination Date to the Participant under the Award shall be calculated by the Committee with respect to each Performance Component. The total number of Earned OPRSUs that may be granted as of the Determination Date shall be equal to the product of (A) the total number of TRSUs set forth in the Award Certificate, multiplied by (B) the Multiplier applicable to the Performance Level Achieved for each Performance Component (after taking into account each Performance Component’s Relative Weighting) as set forth in the Award Certificate. In the event that the Company’s actual performance does not meet the threshold level for either of the Performance Components, no OPRSUs shall be granted in respect of that Performance Component that did not meet threshold level. Notwithstanding the foregoing, in the event that the number of PRSUs earned for the Performance Period is not at or above Target level, then in no event shall the number of OPRSUs that may be granted with respect to each Performance Component during the Performance Period exceed the number of Target OPRSUs set forth for each Performance Component in the Award Certificate. All OPRSUs that do not become Earned OPRSUs shall be forfeited automatically and without further action as of the Determination Date.

(ii)The foregoing calculation shall be made no later than 75 days following the End Date, at which time the Company shall notify the Participant of the total number of Earned OPRSUs (rounded down to the nearest whole OPRSU).

(d)The calculation of the levels of achievement with respect to the Performance Components shall be adjusted from time to time by the Committee as it deems equitable and necessary in light of acquisitions, dispositions, non-routine or opportunistic expenses, transactions, or other extraordinary or other one-time events that impact the Company’s operations or the measurement of any Performance Component including, without limitation, non-routine litigation and other legal expenses and loss on debt extinguishment. In addition, the Committee may make other adjustments as necessary to ensure that period to period results with respect to any Performance Component are computed on a consistent and equitable basis.

3.Vesting. Subject to Section 5, the RSUs shall become vested as follows, subject to the Participant’s continued Employment with the Company through the applicable date(s) (each, a “Vesting Date” and such RSU that vests, a “Vested RSU”):

(a)With respect to the TRSUs, one-third of the TRSUs shall vest on January 1st of each first, second, and third calendar years following the Effective Date;

(b)With respect to any Earned PRSUs or Earned OPRSUs, 50% of each such award shall become vested on the Determination Date, an additional 25% of each such award shall become vested on January 1, 20[ ], and an additional 25% of each such award shall become vested on January 1, 20[ ].

4.Issuance of Common Stock.

(a)Settlement of Vested RSUs. Shares of Common Stock underlying a Vested RSU shall be transferred to the Participant as soon as administratively practicable following the applicable Vesting Date, but in no event later than March 15th of the calendar year in which such Vesting Date occurs or, in the case of a Vesting Date resulting from a Qualifying Termination due to Retirement, no later than December 31 of the calendar year in which such Vesting Date occurs. No shares of Common Stock shall be issued to the Participant in respect of an RSU prior to the applicable Vesting Date. After an RSU becomes a Vested RSU, the Company shall promptly cause to be registered in the Participant’s name or in the name of the executor or personal representative of the Participant’s estate, as the case may be, one share of Common Stock in payment for each such Vested RSU. For purposes of this Agreement, the date on which Vested RSUs are converted into shares of Common Stock shall be referred to as the “Settlement Date.”

(b)Fractional RSUs. In the event the Participant is vested in a fractional portion of an RSU, such portion shall be rounded down to the nearest whole number.

5.Effects of Certain Events.

(a)General. Subject to Section 5(b), in the event that the Participant’s Employment with the Company is terminated, any unvested RSUs (including, for the avoidance of doubt, unvested TRSUs, unearned PRSUs, earned but unvested PRSUs, unearned and not-yet granted OPRSUs and earned but unvested OPRSUs) and any associated Dividend Equivalent Amount shall be forfeited automatically and without further action as of the Termination Date.

(b)Qualifying Termination. Notwithstanding Section 5(a):

(i)With respect to the TRSUs, in the event of the Participant’s Qualifying Termination prior to the vesting of all tranches of the TRSUs (i.e, prior to January 1st of the third calendar year following the Effective Date), all unvested TRSUs shall automatically and immediately vest as of the Termination Date. In such case, such number of TRSUs shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the Termination Date.

(ii)With respect to the PRSUs, in the event of the Participant’s Qualifying Termination prior to the completion of the Performance Period, a portion of the PRSUs which may be earned under the Award will become earned, with the actual number of Earned PRSUs determined based on actual performance through the end of the month immediately preceding the Termination Date, measured against the Performance

Component based on actual performance through the end of the month immediately preceding the Termination Date. The number of Earned PRSUs calculated in accordance with this Section which become vested will be pro-rated based on the number of days in the Performance Period completed prior to the Termination Date, and such pro-rated number of Earned PRSUs (and any associated PRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” being the Termination Date. All other PRSUs and PRSU Dividend Equivalent Amounts shall be forfeited automatically and without further action as of the Termination Date.
(iii)With respect to the PRSUs, in the event of the Participant’s Qualifying Termination as of or after the completion of the Performance Period, but prior to the last Vesting Date applicable to the Earned PRSUs under the Award (i.e., prior to January 1, 20[ ]), all unvested Earned PRSUs shall automatically and immediately vest as of the Termination Date; provided, however, that if such Qualifying Termination occurs prior to the Determination Date, then the PRSUs shall remain outstanding until the Determination Date, the number of Earned PRSUs, if any, shall be determined in accordance with Section 2(b), and all Earned PRSUs shall automatically and immediately vest as of the Determination Date. In such case, such number of Earned PRSUs (and any associated PRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” being the Termination Date or the Determination Date, as applicable.

(iv)With respect to the OPRSUs, in the event of the Participant’s Qualifying Termination prior to the completion of the Performance Period, a portion of the OPRSUs which may be earned and granted under the Award will become earned and granted no later than immediately prior to the Participant’s Qualifying Termination, with the actual number of Earned OPRSUs determined based on actual performance through the end of the calendar quarter immediately preceding the Termination Date, measured against the Performance Component based on actual performance through the end of the calendar quarter immediately preceding the Termination Date. The number of Earned OPRSUs calculated in accordance with this Section which become vested will be pro-rated based on the number of days in the Performance Period completed prior to the Termination Date, and such pro-rated number of Earned OPRSUs (and any associated Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” being the Termination Date. All other rights to earn and/or be granted OPRSUs or OPRSU Dividend Equivalent Amounts shall be forfeited automatically and without further action as of the Termination Date.

(v)With respect to the OPRSUs, in the event of the Participant’s Qualifying Termination as of or after the completion of the Performance Period (but for purposes of this sentence, Qualifying Termination shall include Retirement), but prior to the last Vesting Date applicable to the Earned OPRSUs under the Award (i.e., January 1, 20[ ]), all unvested Earned OPRSUs shall automatically and immediately vest as of the Termination Date; provided, however, that if such Qualifying Termination occurs prior to the Determination Date, then the number of Earned OPRSUs, if any, shall be determined as of the Determination Date in accordance with Section 2(c), and all Earned OPRSUs, if any, shall be granted and shall automatically and immediately vest as of the Determination Date. In such case, such number of Earned OPRSUs (and any associated

OPRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” being the Termination Date or the Determination Date, as applicable.

(c)Termination for Cause. In the event of the Participant’s termination of Employment for Cause, then the Award, the RSUs (whether or not earned or vested) and any associated Dividend Equivalent Amounts, and any shares underlying RSUs that have not yet been transferred to the Participant, shall be forfeited automatically and without further action as of the Termination Date. For the avoidance of doubt, in addition to the foregoing, in the event of the Participant’s termination of Employment for Cause, the Participant shall forfeit any right to earn or to be granted any OPRSUs.

(d)Change in Control. Notwithstanding the foregoing:

(i)With respect to the TRSUs, in the event of a Change in Control during the Participant’s Employment and prior to the vesting of all tranches of the TRSUs (i.e, prior to January 1, 20[ ]), all unvested TRSUs shall automatically and immediately vest as of immediately prior to the consummation of the Change in Control. In such case, such number of TRSUs shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the date of the consummation of the Change in Control.

(ii)With respect to the PRSUs, in the event of a Change in Control during the Participant’s Employment and prior to the completion of the Performance Period, a portion of the PRSUs which may be earned under the Award will become earned as of immediately prior to the consummation of the Change in Control, with the actual number of Earned PRSUs determined based on actual performance through the end of the month immediately preceding the consummation of the Change in Control, measured against the Performance Component based on actual performance through the end of the month immediately preceding the consummation of the Change in Control. In such case, such number of Earned PRSUs (and any associated PRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the date of the consummation of the Change in Control, and all other PRSUs and PRSU Dividend Equivalent Amounts shall be forfeited automatically and without further action as of the date of the consummation of the Change in Control.

(iii)With respect to the PRSUs, in the event of a Change in Control during the Participant’s Employment and as of or after the completion of the Performance Period, but prior to the last Vesting Date applicable to the Earned PRSUs under the Award (i.e., prior to January 1, 20[ ]), all unvested Earned PRSUs shall automatically and immediately vest immediately prior to the consummation of the Change in Control; provided, however, that if such Change in Control occurs prior to the Determination Date, then the PRSUs shall remain outstanding until the Determination Date (which shall occur not later than the date immediately prior to the consummation of the Change in Control), the number of Earned PRSUs, if any, shall be determined in accordance with Section 2(b), and all Earned PRSUs shall automatically and immediately vest as of immediately prior to the Change in Control. In such case, such number of Earned PRSUs (and any associated PRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” being the date of the consummation of the Change in Control.

(iv)With respect to the OPRSUs, in the event of a Change in Control during the Participant’s Employment and prior to the completion of the Performance Period, a portion of the OPRSUs which may be earned and granted under the Award will become earned and granted as of immediately prior to the consummation of the Change in Control, with the actual number of Earned OPRSUs determined based on actual performance through the end of the calendar quarter immediately preceding the consummation of the Change in Control, measured against the Performance Component based on actual performance through the end of the calendar quarter immediately preceding the consummation of the Change in Control. In such case, such number of Earned OPRSUs (and any associated OPRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the date of the consummation of the Change in Control, and all other rights to earn and/or be granted OPRSUs shall be forfeited automatically and without further action as of the date of the consummation of the Change in Control.

(v)With respect to the OPRSUs, in the event of a Change in Control during the Participant’s Employment and as of or after the completion of the Performance Period, but prior to the last Vesting Date applicable to the Earned OPRSUs under the Award (i.e., prior to January 1, [ ]), all unvested Earned OPRSUs shall automatically and immediately vest as of immediately prior to the consummation of the Change in Control; provided, however, that if such Change in Control occurs prior to the Determination Date, then the number of Earned OPRSUs, if any, shall be determined as of the Determination Date in accordance with Section 2(c) (which shall occur not later than the date immediately prior to the consummation of the Change in Control), and all Earned OPRSUs, if any, shall be granted and shall automatically and immediately vest immediately prior to the consummation of the Change in Control. In such case, such number of Earned OPRSUs (and any associated OPRSU Dividend Equivalent Amount) shall be deemed vested in full and settled pursuant to Section 4(a), with the “Vesting Date” meaning the date of the consummation of the Change in Control.

6.Dividend Equivalent Rights.

(a)Each TRSU shall have a dividend equivalent right associated with it with respect to any cash dividends on Common Stock that have a record date after the Effective Date and prior to the applicable Settlement Date for such TRSU (the “TRSU Dividend Equivalent Amount”). The TRSU Dividend Equivalent Amount shall be paid on or about the corresponding Common Stock cash dividend payment date, without regard to whether the TRSU is a Vested RSU.

(b)Each Earned PRSU shall have a dividend equivalent right associated with it with respect to any cash dividends on Common Stock that have a record date after the Effective Date and prior to the applicable Settlement Date for such Earned PRSU (the total accrued dividends for each earned PRSU, a “PRSU Dividend Equivalent Amount”). For the avoidance of doubt, no dividend equivalent right shall accrue in respect of a PRSU which is not earned based on the achievement of the Performance Component.

(c)The PRSU Dividend Equivalent Amount shall be calculated by crediting a hypothetical bookkeeping account for the Participant with an amount equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares of Common Stock underlying the unsettled Earned PRSUs (or PRSUs which become Earned PRSUs in accordance with this Agreement) if such shares had been outstanding on the dividend record date. The Participant’s PRSU Dividend Equivalent Amount shall not be credited with interest or earnings.

(d)Any PRSU Dividend Equivalent Amount: (i) shall be subject to the same terms and conditions applicable to the Earned PRSU to which the dividend equivalent right relates, including, without limitation, the restrictions on transfer and the forfeiture conditions contained in the Agreement; (ii) shall vest and be settled upon the same terms and at the same time of settlement as the Earned PRSUs to which they relate; and (iii) will be denominated and payable solely in cash.

(e)Each Earned OPRSU shall have a dividend equivalent right associated with it with respect to any cash dividends on Common Stock that have a record date after the Determination Date and prior to the applicable Settlement Date for such Earned OPRSU (the “OPRSU Dividend Equivalent Amount” and together with the TRSU Dividend Equivalent Amount and the PRSU Dividend Equivalent Amount, the “Dividend Equivalent Amounts”). For the avoidance of doubt, no dividend equivalent right shall accrue in respect of an OPRSU which is not earned and granted based on the achievement of the applicable Performance Components.

(f)The OPRSU Dividend Equivalent Amount shall be calculated by crediting a hypothetical bookkeeping account for the Participant with an amount equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares of Common Stock underlying the unsettled Earned OPRSUs if such shares had been outstanding on the dividend record date. The Participant’s OPRSU Dividend Equivalent Amount shall not be credited with interest or earnings.

(g)Any OPRSU Dividend Equivalent Amount: (i) shall be subject to the same terms and conditions applicable to the Earned OPRSU to which the dividend equivalent right relates, including, without limitation, the restrictions on transfer and the forfeiture conditions contained in the Agreement; (ii) shall vest and be settled upon the same terms and at the same time of settlement as the Earned OPRSUs to which they relate; and (iii) will be denominated and payable solely in cash.

(h)The payment of the Dividend Equivalent Amounts, if any, will be net of all applicable withholding taxes pursuant to Section 7(g).

7.Miscellaneous.

(a)Administration. The Committee shall administer the Award. At the end of the Performance Period (or, earlier, as provided in Section 5), the Committee shall calculate and approve the number of Earned PRSUs awarded to the Participant under the Award and shall calculate and approve the number of Earned OPRSUs to be granted to the Participant under the Award.

(b)Agreement Subject to Plan; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Awards and RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The terms of the Agreement and the Award Certificate may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, that any such amendment that would materially and adversely affect any right of the Participant shall not to that extent be effective without the consent of the Participant.

(c)Participant is Unsecured General Creditor. The Participant and the Participant’s heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company. Assets of the Company shall not be held under any trust for the benefit of the Participant or the Participant’s heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Agreement or the Plan. Any and all of the Company’s assets shall be, and remain, the general unrestricted assets of the Company. The Company’s sole obligation under this Agreement and in respect of the Award or the RSUs shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of the Agreement and the Plan.

(d)No Transferability; No Assignment. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the Award or the RSUs. No part of the RSUs or the shares of Common Stock delivered in respect of any vested RSUs, and/or amounts payable under this Agreement shall, prior to actual settlement or payment, be subject to seizure, attachment, garnishment, or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise.

(e)No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Award hereunder (or shares of Common Stock issued in settlement of the Award) shall impose any obligation on the Company or any Affiliate to continue the Employment of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the Employment of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein or in any written Employment agreement between the Participant and the Company (or any Affiliate).

(f)Limitation on Shareholder Rights. The Participant shall have no rights as a shareholder of the Company, no dividend rights (subject to Dividend Equivalent Rights as set forth in Section 6), and no voting rights with respect to the RSUs and any shares of Common Stock underlying or issuable in respect of such RSUs until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the shares of Common Stock, except for the Dividend Equivalent Rights as set forth in Section 6.

(g)Tax Withholding.

(i)Regardless of any action the Company takes with respect to any or all federal, state, or local income tax, employment tax or other tax-related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs (and the Dividend Equivalent Rights associated therewith) is and remains the Participant’s responsibility and that the Company: (A) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the shares of Common Stock, the subsequent sale of shares of Common Stock acquired at vesting, and the receipt of any Dividend Equivalent Rights; and (B) does not commit to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, the Participant acknowledges that the Company may be required to withhold or account for Tax Related Items in more than one jurisdiction.

(ii) Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding and payment on account obligations for Tax Related Items of the Company. In this regard, the Participant authorizes the Company, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant with respect to the RSUs by withholding in shares of Common Stock otherwise issuable to the Participant, provided that the Company withholds only the amount of shares of Common Stock necessary to satisfy the minimum statutory withholding amount using the Fair Market Value of the shares of Common Stock on the Settlement Date. Notwithstanding the foregoing, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Board or the Committee shall have full discretion to choose, or to allow a Participant to elect, to withhold a number of shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum required statutory withholding amount(s) in such Participant’s relevant tax jurisdictions) Participant shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of the RSUs that are not satisfied by the previously described method. The Company may refuse to deliver the shares of Common Stock to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section.

(h)Intentionally Deleted.

(i)Section 409A Compliance. The Award, the RSUs, and the shares of Common Stock and amounts payable under this Agreement are intended either to be exempt from, or to comply with, the requirements of Section 409A, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent. Notwithstanding anything to the contrary in this Agreement, if the Participant is a “specified employee” within the meaning of Section 409A, no payments in respect of any Award or RSU that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to the Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to the Participant or any other person for any payment made under this Plan that is determined to result in an additional tax, penalty, or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(j)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of law provisions thereof. Any suit, action, or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Maryland, and each of the Participant and the Company hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York or the State of Maryland, (ii) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum, and (iii) any right to a jury trial.

(k)Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

* * * * *

BRIXMOR PROPERTY GROUP INC.
RESTRICTED STOCK UNIT AGREEMENT
AWARD CERTIFICATE
1.Brixmor Property Group Inc., a Maryland corporation (together with its Subsidiaries and their successors, the “Company”), and the Participant who is signatory hereto, hereby agree to the terms of this Award Certificate and the Brixmor Property Group Inc. Restricted Stock Unit Agreement (the “Agreement”) to which it is attached. All capitalized terms used in this Award Certificate and not defined herein shall have the meanings assigned to them in the Company’s 2022 Omnibus Incentive Plan (as amended from time to time, the “Plan”) or the Agreement.

2.Subject to the terms of this Award Certificate, the Agreement, and the Plan, the Company hereby grants to the Participant as of the Effective Date, the Award on the terms set forth below:

General
Participant:
Effective Date:

Award – TRSUs
Number of TRSUs:

TRSU Modifier (OPRSUs)
Performance Period:
End Date:

Performance Components:
•[CAGR of FFO Per Share] (Relative Weighting: [50]%)
•[CAGR of Same Property NOI] (Relative Weighting: [50]%)
•The number of OPRSUs determined based on one Performance Component shall be in addition to the OPRSUs determined based on the other Performance Component, and the number of OPRSUs determined based on each Performance Component shall be independent from the number based on the other Performance Component. For clarification, with respect to each Performance Component, there shall be no interpolation and the number of OPRSUs earned shall be based on the lowest level of achievement if results are between two levels of achievement.

Level of Achievement	CAGR of [FFO Per Share] – Performance Level Achieved ([50]%)	CAGR of [Same Property NOI] – Performance Level Achieved ([50]%)	Multiplier of TRSU Award
Below Threshold			[0x
Threshold			0.5x
Target			1.0x
Above Target			1.5x
Maximum			2.0x]

Award – PRSUs
Threshold PRSUs:
Target PRSUs:
Above Target PRSUs:
Maximum PRSUs:
Performance Period:
Determination Date:
Beginning Stock Price:	$[ ] per share [the closing price of the Company’s Common Stock on the NYSE as of the last trading day before the beginning of the Performance Period]

Performance Component:
•Relative TSR Percentile (Relative Weighting: [100]%)

Level of Achievement	Performance Level Achieved	Percentage of Award Earned
Below Threshold	[<37.5th Percentile	[0%
Threshold	37.5th Percentile	50%
Target	50th Percentile	100%
Above Target	62.5th Percentile	150%
Maximum	≥75th Percentile]	200%]

3.The Award and any RSUs which may vest and/or be earned under the Award are subject to the terms and conditions set forth in this Award Certificate, the Plan, and the Agreement. All terms and provisions of the Plan and the Agreement, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. If any provision of this Award Certificate is in conflict with the terms of the Plan or the Agreement, then the terms of the Plan or the Agreement, as applicable, shall govern. The Participant hereby expressly acknowledges receipt of a copy of the Plan and the Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

BRIXMOR PROPERTY GROUP INC. By:__________________________________ Name: Title: Authorized Signatory	PARTICIPANT ___________________________________ Name: